Exhibit 21
                       OXBORO MEDICAL INTERNATIONAL, INC.
                           SUBSIDIARIES OF REGISTRANT

Name of Subsidiaries          State of Incorporation        DBA
--------------------          ----------------------        ---

Oxboro Outdoors, Inc.              Minnesota                Same
Oxboro Medical, Inc.               Minnesota                Same